Exhibit 99.1

Sono-Tek Holds Annual Shareholders Meeting and Confirms Guidance
for Expectation of Record Sales in Fiscal Year 2022

MILTON, N.Y., August 24, 2021 -- Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced that it held its Annual Shareholders Meeting on August 19, 2021 at the Company’s headquarters in Milton, New York. The results of Fiscal Year 2021, which ended on February 28, 2021, were discussed.

During the meeting, Dr. Christopher L. Coccio, Chairman and CEO, highlighted the 2021 fiscal year business performance. Revenue reached $14.8 million - nearly the same level of revenue as last fiscal year - while net income was even with net income of the previous year at $1.1 million. Dr. Coccio pointed out that these results were achieved despite the impact of Covid-19 on Sono-Tek’s customers and markets, and were better than initially expected. Dr. Coccio also noted that for the fiscal first quarter of 2022 (March-May 2021), the Company recently reported a 6% increase in revenue and a 56% increase in net income compared to the fiscal 2021 first quarter. The Company expects to report revenue gains over last year’s second quarter, ending August 31st, and to achieve its highest sales level ever in the current fiscal year based on existing backlog and quotation activity.

Steve Harshbarger, Sono-Tek’s President and Chief Operating Officer, added, “Sono-Tek’s outlook remains bright because we are focused on three major areas of global importance: the semiconductor industry, the medical device industry, and the clean energy industry. The latter is being driven by climate change concerns as well as increased government funding and customer activity in fuel cells, carbon capture and related technologies.”

The Company’s presentation given at the annual meeting is available on Sono-Tek’s website at https://www.sono-tek.com/about-us/investors/events-presentations/.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop microscopic coating technologies that enable better outcomes for its customers’ products and processes.

For further information, visit www.sono-tek.com.

Safe Harbor Statement

We discuss expectations regarding our future performance, such as our business outlook, in our annual and quarterly reports, press releases, and other written and oral statements. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue, and further adverse effects to our supply chain; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues as forecasted. We undertake no obligation to update any forward-looking statement.

Contact

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com